Exhibit 12.1
                                                                    ------------

                         ALLEGHENY ENERGY SUPPLY CO, LLC

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

                                                                                                                       From November
                                                              Six Months        Twelve Months       Twelve Months       18 Inception
                                                                Ended               Ended               Ended           Date through
                                                               June 30,            June 30,          December 31,       December 31,
                                                                 2001                2001                2000               1999
                                                               --------          -----------         -----------       -------------
                                                                                      (THOUSANDS OF DOLLARS)
Earnings:
  Net income (1)                                               $116,248            $166,140            $ 77,996            $ 9,532
  Plus: Fixed charges (see below)                                44,989              71,206              39,505              2,378
        Income taxes (1)                                         63,172              87,682              36,081              2,503
        Amortization of capitalized interest                         88                 157                 110                  7
        Income distributions of equity investees                     --               7,200               7,200                  0

  Less: Capitalized interest                                     (2,451)             (4,435)             (4,337)              (212)
        Income from unconsolidated equity investees                  --                (773)             (5,665)                --
                                                               --------            --------            --------            -------
        Total Earnings                                         $222,046            $327,177            $150,890            $14,208
                                                               --------            --------            --------            -------


Fixed Charges:
  Interest on long-term debt                                   $ 25,958            $ 44,283            $ 29,221            $ 2,135
  Other interest                                                 17,634              24,529               8,574                170
  Estimated interest component of rentals                         1,397               2,394               1,710                 73
                                                               --------            --------            --------            -------
    Total Fixed Charges                                        $ 44,989            $ 71,206            $ 39,505            $ 2,378
                                                               --------            --------            --------            -------


Ratio of Earnings to Fixed Charges                                 4.94                4.59                3.82               5.97
                                                               ========            ========            ========            =======

(1) Net Income and income taxes excludes extraordinary charges, minority interest, and accounting changes.